Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “TECOGEN.ADGE ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF OCTOBER, A.D. 2016, AT 11:15 O`CLOCK A.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6198203 8100    Authentication: 203250819
SR# 20166420631    Date: 10-31-16
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretayr of State Division of Corporations
Delivered 11:15 AM 10/31/2016 FILED 11:15 AM 10/31/2016
SR 20166420631 - FileNumber 6198203

CERTIFICATE OF INCORPORATION
of
TECOGEN.ADGE ACQUISITION CORP.

FIRST.    The name of the Corporation is Tecogen.ADGE Acquisition Corp.

SECOND. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New castle, Zip Code 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

THIRD.    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value (the "Common Stock'').

FIFTH.    The Corporation is to have perpetual existence.

SIXTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

B.	Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

C.The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent required by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
EIGHTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby execute this Certificate of Incorporation on October 31, 2016.

Edwin L. Miller Jr., Sole Incorporator Sullivan & Worcester LLP
One Post Office Square Boston, MA 02109